Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN REPORTS FULL YEAR 2012 RESULTS –
ANTICIPATES ANOTHER STRONG YEAR OF HIGH SINGLE-DIGIT UNDERLYING OPERATING INCOME GROWTH IN FISCAL 2013

Louisville, KY, June 6, 2012 – Brown-Forman Corporation (NYSE:BFA, BFB) today reported fourth quarter and fiscal year 2012 financial results.  Reported net sales grew 6% to $3.6 billion in fiscal 2012, or 9% on an underlying1 basis.  Reported operating income decreased 8% to $788 million, but increased 9% on an underlying basis.  Diluted earnings per share were $3.56 compared to $3.90 in the prior year.  As expected, reported year-over-year comparisons were negatively impacted by the absence of the gain on sale and associated profits from the Hopland-based wine business2, as well as foreign exchange for a combined net impact of $0.54 per share.

Looking ahead to fiscal 2013, the Company expects a continuation of fiscal 2012’s strong underlying trends, with net sales and operating income growth in the high single digits, and earnings per share of $3.60 to $4.00.

Fiscal 2012 Highlights
•	Underlying net sales increased 9%, an acceleration from fiscal 2011’s growth rate of 4%
o	Each of the Company’s twelve largest markets grew underlying sales, including market share gains in the U.S.
o	Underlying sales outside of the U.S. grew 12% in fiscal 2012, and now comprise 58% of total sales. Emerging markets drove nearly 45% of incremental growth
o	Sales growth was led by the Jack Daniel’s trademark, up 12%
o	Product innovation and line extensions, including the successful launch of Tennessee Honey, contributed roughly two points of the Company’s 9% sales growth
o	Finlandia’s family of brands grew sales 10%, with record depletions3
•	Underlying operating income increased 9%, an acceleration from 2011’s growth rate of 6%
•	$408 million was returned to shareholders, including $216 million in share repurchases and $192 million in dividends
•	Brown-Forman’s one-year TSR4 of 22% outpaced the S&P 500’s 5%
•	The Company generated an industry-leading ROIC5 of 19%

(more)

Fiscal 2012 underlying results accelerated as shown below:

	Growth in Underlying		Change in Reported
	Net Sales	Operating Income	Net Sales	Operating Income
Fiscal Year 2012	9%	9%	6%	-8%
Fiscal Year 2011	4%	6%	6%	20%
Fiscal Year 2010	1%	6%	1%	7%

Paul Varga, the Company’s Chief Executive Officer, said, “Underlying net sales and operating income accelerated in fiscal 2012 to pre-2008 levels.  We believe this is due to the strength of the Jack Daniel’s trademark and our portfolio of premium brands, our heightened focus on innovation, continued route-to-consumer investments, and the hard work and creativity of our people.  While the economic backdrop remains uncertain, we expect that this strength in underlying sales will continue into fiscal 2013, with anticipated growth in the high single-digits.  After several years of partially absorbing cost increases, we are planning for price increases to be a larger contributor to our total revenue growth, covering cost inflation and improving our relative price positions in the marketplace.”

Varga continued, “Our strong performance was broad-based, with each of our twelve largest markets growing net sales in fiscal 2012.”  Full year underlying net sales grew by 17% in the emerging markets, 8% in the developed world outside of the U.S., and 5% in the U.S.  In total, global net sales grew 9% in fiscal 2012, an acceleration from the 4% growth the Company achieved in fiscal 2011.

Brown-Forman’s Jack Daniel’s trademark continued to grow net sales globally at a double-digit rate, and as the world’s number one American whiskey, the Company believes the Jack Daniel’s trademark is well positioned to continue benefiting from recent global trends in this category.  According to U.S. Nielsen data, Jack Daniel’s Tennessee Whiskey’s growth accelerated in the last twelve months, and is once again gaining volume and value share over the last three months.  This is likely due to several factors, including an improved marketing mix, the positive halo effect created by last year’s launch of Tennessee Honey, as well as renewed interest in the American whiskey category.

(more)

Jack Daniel’s Tennessee Honey is an example of how disciplined innovation can create a positive halo effect for the parent brand.  In fiscal 2013, the Company will introduce Tennessee Honey to new markets outside of the U.S., as well as expand in the U.S. through additional sizes and through increased on-premise account penetration.  In the super-premium whiskey category, Gentleman Jack, Jack Daniel’s Single Barrel, and Woodford Reserve registered solid double-digit depletion gains for the year, powered by international demand.  In the aggregate, these three brands depleted over 700,000 cases in fiscal year 2012.

Varga added, “As an industry leader in American whiskey, we are encouraged by the category’s momentum in the United States and around the world.  Aided by super-premium line extensions, flavored expressions, and RTD innovation, the category’s growing popularity bodes well for Brown-Forman and our stable of leading trademarks.”

Finlandia’s depletions grew 7% to over 3.1 million cases, driven by strong demand in Russia and Eastern Europe.  The Company’s tequila portfolio enjoyed broad-based volume growth driven by Herradura’s 13% increase to almost 300,000 cases and 10% growth for New Mix.  Sonoma-Cutrer also enjoyed depletion growth of over 10% for the full year.

Reported gross profit for the year increased 4%, while underlying gross profit grew 8%.  Higher input and fuel costs affected both underlying and reported gross profit trends in the year but inflationary pressures are expected to lessen in fiscal 2013.  One way in which the Company continued to invest consistently behind its portfolio of brands was through higher advertising spend, up 8% on a reported basis with social media playing a more prominent role in the Company’s marketing mix.  Additionally, reported SG&A increased 6% due to higher investments behind people and route-to-consumer initiatives.

Strong operating cash flow in the year allowed the Company to pay down $250 million in debt that matured in April of 2012, bringing total debt to $506 million as of April 30, 2012, compared with $759 million as of April 30, 2011.  The Company had net debt of $168 million, compared to net debt of $192 million as of April 30, 2011.  During fiscal 2012, the Company returned $408 million to shareholders through the repurchase of 3.1 million shares for $216 million and dividends totaling $192 million.  During the fourth quarter, Brown-Forman paid a regular quarterly cash dividend of $0.35 per share on Class A and Class B common stock.

(more)

Brown-Forman has paid regular quarterly cash dividends for 66 consecutive years and increased them for the last 28 years, making Brown-Forman a member of the Standard and Poor’s 500 Dividend Aristocrats Index.

Fourth Quarter 2012 Results
For the fourth quarter, the Company reported net sales growth of 1% and underlying growth of 10%.  Operating income decreased 32% on a reported basis and increased 13% on an underlying basis.  Prior year’s results benefited from the gain on sale and associated profits of the Hopland-based wine business in the year ago quarter which contributed $65 million to operating income in the fourth quarter of 2011.  Diluted earnings per share for the quarter were $0.73 compared to $1.13 in the prior year.  As expected, reported year-over-year comparisons were negatively impacted by the absence of the gain on sale and associated profits from the Hopland-based wine business2, as well as foreign exchange for a combined net impact of approximately $0.36 per share.

Fiscal Year 2013 Outlook
The Company is forecasting another strong year of underlying growth rates comparable to fiscal year 2012 levels and in-line with historic long-term rates of growth.  For fiscal 2013, the Company expects high single-digit growth in underlying sales and operating income while continuing to invest in future growth.  Brown-Forman projects diluted earnings per share of $3.60 to $4.00, including an anticipated negative impact from foreign exchange of $0.11 per share.  This range takes into consideration the challenging macroeconomic environment, uncertainty surrounding the Company’s planned price increases, and foreign exchange fluctuations.

(more)

Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EDT) this morning.  All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410 and ask for the Brown-Forman call.  No password is required.  The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to "Investor Relations."   For those unable to participate in the live call, a replay will be available by calling 855-859-2056 (U.S.) or 404-537-3406 (international).  The identification code is 79064300.  A digital audio recording of the conference call will also be available on the website approximately one hour after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

For more than 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve.  Brown-Forman’s brands are supported by nearly 4,000 employees and sold in approximately 135 countries worldwide.  For more information about the Company, please visit http://www.brown-forman.com/.

Footnotes:
1 Underlying change represents the percentage increase or decrease in reported financial results in accordance with generally accepted accounting principles (GAAP) in the United States, adjusted for certain items.  A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) increases or decreases for the fourth quarter and fiscal 2012, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A and the note to this press release.
2 The Hopland-based wine business was sold in April of 2011, and remained as agency brands through December 31, 2011.  The net negative effect of this business on fourth quarter earnings growth was $0.29 per diluted share and $0.43 for the full year.  These agency relationships resulted in fiscal 2012 reported net sales of $79 million and $0.04 per diluted share.
3 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.
4 TSR (Total Shareholder Return) assumes dividends reinvested, and measured over the one-year period ending April 30, 2012.
5 ROIC, or return on invested capital is defined as the sum of net income (excluding extraordinary items) and after-tax interest expense, divided by average invested capital.  Invested capital equals assets less liabilities, excluding interest-bearing debt for the one-year period ended April 30, 2012.

(more)

Important Information on Forward-Looking Statements:
This report contains statements, estimates, and projections that are "forward-looking statements" as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:
•
declining or depressed global or regional economic conditions, particularly in the Euro zone; political, financial, or credit or capital market instability; supplier, customer or consumer credit or other financial problems; bank failures or governmental debt defaults

•
failure to develop or implement effective business, portfolio and brand strategies, including the increased U.S. penetration and international expansion of Jack Daniel’s Tennessee Honey, innovation, marketing and promotional activity, and route-to-consumer

•	unfavorable trade or consumer reaction to our new products, product line extensions, price changes, marketing, or changes in formulation, flavor or packaging
•	inventory fluctuations in our products by distributors, wholesalers, or retailers
•
competitors’ consolidation or other competitive activities such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, entry or expansion in our geographic markets

•
declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors

•
changes in tax rates (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•
governmental or other restrictions on our ability to produce, import, sell, price, or market our products, including advertising and promotion in either traditional or new media; regulatory compliance costs

•	business disruption, decline or costs related to organizational changes, reductions in workforce or other cost-cutting measures
•	lower returns or discount rates related to pension assets, interest rate fluctuations, inflation or deflation
•	fluctuations in the U.S. dollar against foreign currencies, especially the euro, British pound, Australian dollar, Polish zloty or Mexican peso
•
changes in consumer behavior or preferences and our ability to anticipate and respond to them, including societal attitudes or cultural trends that result in reduced consumption of our products; reduction of bar, restaurant, hotel or other on-premise business or travel

•	consumer shifts away from spirits or premium-priced spirits products; shifts to discount store purchases or other price-sensitive consumer behavior
•
distribution and other route-to-consumer decisions or changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in implementation-related or higher fixed costs

•
effects of acquisitions, dispositions, joint ventures, business partnerships or investments, or their termination, including acquisition, integration or termination costs, disruption or other difficulties, or impairment in the recorded value of assets (e.g. receivables, inventory, fixed assets, goodwill, trademarks and other intangibles)

•
lower profits, due to factors such as fewer or less profitable used barrel sales, lower production volumes, decreased demand or inability to meet consumer demand for products we sell, sales mix shift toward lower priced or lower margin SKUs, or cost increases in energy or raw materials, such as grain, agave, wood, glass, plastic, or closures

•
natural disasters, climate change, agricultural uncertainties, environmental or other catastrophes, or other factors that affect the availability, price, or quality of agave, grain, glass, energy, closures, plastic, water, or wood, or that cause supply chain disruption or disruption at our production facilities or aging warehouses

•	negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects
•	product counterfeiting, tampering, contamination, or recalls and resulting negative effects on our sales, brand equity, or corporate reputation
•
significant costs or other adverse developments stemming from class action, intellectual property, governmental, or other major litigation; or governmental investigations of beverage alcohol industry business, trade, or marketing practices by us, our importers, distributors, or retailers

(more)

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended April 30, 2011 and 2012
(Dollars in millions, except per share amounts)

	2011	2012	Change

Net sales	$791.3	$801.3	1%
Excise taxes	180.6	198.4	10%
Cost of sales	187.4	181.1	(3%)
Gross profit	423.3	421.8	0%
Advertising expenses	99.7	98.6	(1%)
Selling, general, and administrative expenses	166.9	175.2	5%
Amortization expense	1.3	0.1
Other (income), net	(66.5)	(2.2)
Operating income	221.9	150.1	(32%)
Interest expense, net	7.3	6.8
Income before income taxes	214.6	143.3	(33%)
Income taxes	49.2	38.8
Net income	$165.4	$104.5	(37%)

Earnings per share:
Basic	$1.14	$0.74	(35%)
Diluted	$1.13	$0.73	(35%)

Gross margin	53.5%	52.6%
Operating margin	28.0%	18.7%

Effective tax rate	22.9%	27.1%

Cash dividends paid per common share	$0.32	$0.35

Shares (in thousands) used in the
calculation of earnings per share
Basic	145,005	142,016
Diluted	145,997	143,073

(more)

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Years Ended April 30, 2011 and 2012
(Dollars in millions, except per share amounts)

	2011	2012	Change

Net sales	$3,404.3	$3,614.4	6%
Excise taxes	817.8	891.0	9%
Cost of sales	862.1	928.4	8%
Gross profit	1,724.4	1,795.0	4%
Advertising expenses	366.5	395.0	8%
Selling, general, and administrative expenses	574.0	609.1	6%
Amortization expense	5.1	3.5
Other (income), net	(76.2)	(1.0)
Operating income	855.0	788.4	(8%)
Interest expense, net	26.4	28.3
Income before income taxes	828.6	760.1	(8%)
Income taxes	257.0	246.9
Net income	$571.6	$513.2	(10%)

Earnings per share:
Basic	$3.92	$3.59	(9%)
Diluted	$3.90	$3.56	(9%)

Gross margin	50.7%	49.7%
Operating margin	25.1%	21.8%

Effective tax rate	31.0%	32.5%

Cash dividends paid per common share:
Regular quarterly cash dividends	$1.24	$1.34
Special cash dividend	1.00	–
Total	$2.24	$1.34

Shares (in thousands) used in the
calculation of earnings per share
Basic	145,603	143,019
Diluted	146,514	144,055

(more)

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
As of April 30, 2011 and 2012
(Dollars in millions)

	2011	2012
Assets:
Cash and cash equivalents	$ 567	$ 338
Accounts receivable, net	496	475
Inventories	647	712
Other current assets	266	224
Total current assets	1,976	1,749

Property, plant, and equipment, net	393	399
Goodwill	625	617
Other intangible assets	670	668
Other assets	48	44
Total assets	$3,712	$3,477

Liabilities:
Accounts payable and accrued expenses	$ 412	$ 386
Current portion of long-term debt	255	3
Other current liabilities	40	15
Total current liabilities	707	404

Long-term debt	504	503
Deferred income taxes	150	158
Accrued postretirement benefits	203	278
Other liabilities	88	65
Total liabilities	1,652	1,408

Stockholders’ equity	2,060	2,069

Total liabilities and stockholders’ equity	$3,712	$3,477

(more)

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Years Ended April 30, 2011 and 2012
(Dollars in millions)

	2011	2012

Cash provided by operating activities	$527	$516

Cash flows from investing activities:
Proceeds from sale of business	234	–
Additions to property, plant, and equipment	(39)	(58)
Other	8	(10)
Cash provided by (used for) investing activities	203	(68)

Cash flows from financing activities:
Net issuance (repayment) of debt	57	(248)
Acquisition of treasury stock	(136)	(220)
Dividends paid	(326)	(192)
Other	(1)	(2)
Cash used for financing activities	(406)	(662)

Effect of exchange rate changes
on cash and cash equivalents	11	(15)

Net increase (decrease) in cash and cash equivalents	335	(229)

Cash and cash equivalents, beginning of period	232	567

Cash and cash equivalents, end of period	$567	$338

(more)

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Fiscal Year Ended	Fiscal Year Ended
	April 30, 2012	April 30, 2012	April 30, 2011

Reported change in net sales	1%	6%	6%
Estimated net change in distributor inventories	2%	1%	-
Impact of foreign currencies	3%	-	(2%)
Impact of Hopland-based wine business sale	4%	2%	-

Underlying change in net sales	10%	9%	4%

Reported change in gross profit	0%	4%	7%
Estimated net change in distributor inventories	2%	-	-
Impact of Hopland-based wine business sale	2%	3%	-
Impact of foreign currencies	4%	1%	(2%)

Underlying change in gross profit	8%	8%	5%

Reported change in advertising	(1%)	8%	5%
Impact of foreign currencies	1%	-	(1%)
Impact of Hopland-based wine business sale	2%	1%	-

Underlying change in advertising	2%	9%	4%

Reported change in SG&A	6%	6%	6%
Dispute settlement	(4%)	(1%)	1%
Impact of foreign currencies	2%	1%	(1%)
Impact of Hopland-based wine business sale	4%	-	(1%)

Underlying change in SG&A	8%	6%	5%

Reported change in operating income	(32%)	(8%)	20%
Estimated net change in distributor inventories	3%	1%	(1%)
Dispute settlement	6%	1%	(1%)
Impact of foreign currencies	10%	3%	(3%)
Impact of Hopland-based wine business sale	26%	12%	(7%)
Impairment charge	-	-	(2%)

Underlying change in operating income	13%	9%	6%

Notes:

Estimated net change in distributor inventories – Refers to the estimated financial impact of changes in distributor inventories for the Company’s brands.  Brown-Forman computes this effect using estimated depletion trends and separately identifying trade inventory changes in the variance analysis for key measures.  Based on the estimated depletions and the fluctuations in distributor inventory levels, the Company then adjusts the percentage variances from prior to current periods for our key measures.  Brown-Forman believes it is important to make this adjustment in order for management and investors to understand the results of the business without distortions that can arise from varying levels of distributor inventories.

Hopland-based wine business sale – Refers to the Company’s April 2011 sale of its Hopland, California-based wine business to Viña Concha y Toro S.A. Included in this sale were the Fetzer winery, bottling facility, and vineyards, as well as the Fetzer brand and other Hopland, California-based wines, including Bonterra, Little Black Dress, Jekel, Five Rivers, Bel Arbor, Coldwater Creek, and Sanctuary. Also included in the sale was a facility in Paso Robles, California. We believe that excluding the gain on the sale and operating results from fiscal 2012 versus the same period in fiscal 2011 provides helpful information in forecasting and planning the growth expectations of the Company.

Foreign currencies – Refers to net gains and losses incurred by the Company relating to sales and purchases in currencies other than the U.S. Dollar.  Brown-Forman uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business (both positively and negatively).  To neutralize the effect of foreign exchange fluctuations, the Company has translated current year results at prior year rates.  While Brown-Forman recognizes that foreign exchange volatility is a reality for a global company, it routinely reviews its performance on a constant dollar basis.  The Company believes this allows both management and investors to understand better Brown-Forman’s growth trends.

Dispute settlement – Refers to the favorable resolution of a dispute in an international market relating to the importation of our products.  Management believes that excluding this benefit provides helpful information in forecasting and planning the growth expectations of the Company.

The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

(more)

Schedule B

Brown-Forman Corporation
Supplemental Information (Unaudited)
Twelve Months Ended April 30, 2012

			% Change vs. FY2011
	Depletions (000’s)		Depletions		Net Sales
Brand	9-Liter	Equivalent Conversion1	9-Liter	Equivalent Conversion	Reported	Constant Currency
Jack Daniel’s Family	18,015	12,435	12%	12%	13%	12%
Jack Daniel’s Family of Whiskey Brands2	11,745	11,745	12%	12%	12%	12%
Jack Daniel’s RTD/RTP3	6,265	625	13%	13%	17%	11%
el Jimador Family	6,610	1,765	8%	4%	0%	3%
el Jimador	1,225	1,225	1%	1%	(3%)	(2%)
New Mix RTD4	5,375	535	10%	10%	5%	9%
Finlandia Family	3,280	3,145	11%	7%	9%	10%
Finlandia	3,130	3,130	7%	7%	8%	9%
Finlandia RTD	150	15	428%	428%	407%	427%
Southern Comfort Family	2,475	2,100	(2%)	(3%)	(7%)	(7%)
Southern Comfort5	2,055	2,055	(3%)	(3%)	(7%)	(7%)
Southern Comfort RTD/RTP	420	40	1%	1%	0%	(4%)
Canadian Mist	1,650	1,650	(4%)	(4%)	(6%)	(6%)
Korbel Champagne	1,285	1,285	(3%)	(3%)	(3%)	(3%)
Super-Premium Other6	1,115	1,115	9%	9%	7%	8%
Rest of Brand Portfolio (excl. Discontinued Brands)	2,005	2,005	15%	15%	10%	11%
Total Active Brands	36,435	25,430	9%	8%	8%	8%
Note: Totals may differ due to rounding

1 Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) brands to a similar drinks equivalent as the parent brand for various trademark families.  RTD volume is divided by 10.
2 Jack Daniel’s brand family excluding RTD/RTP line extensions
3 Refers to all RTD and ready-to-pour (RTP) line extensions of Jack Daniel’s
4 RTD brand produced with el Jimador tequila
5 Includes Southern Comfort, Southern Comfort Reserve, and Southern Comfort flavors
6 Includes Chambord liqueur and flavored vodka, Herradura, Sonoma-Cutrer, Tuaca, and Woodford Reserve
  # # #